Exhibit 10.6

SPS COMMERCE, INC.

Restricted Stock Award Agreement

Under the 2010 Equity Incentive Plan (Director)

SPS Commerce, Inc. (the “Company”), pursuant to its 2010 Equity Incentive Plan (the “Plan”), hereby grants an award of Restricted Stock to you, the Participant named below. The terms and conditions of this Restricted Stock Award are set forth in this Restricted Stock Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you. To the extent any capitalized term used in this Agreement is not defined, it shall have the meaning assigned to it in the Plan as it currently exists or as it is amended in the future.

Name of Participant:**[ ]

Number of Shares of Restricted Stock: **[ ]	Grant Date: , 20

Vesting Schedule:

Vesting Dates	Number of Restricted Shares that Vest

By signing below, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have reviewed these documents and that they set forth the entire agreement between you and the Company regarding the grant to you of the number of Shares of Restricted Stock specified in the table above.

PARTICIPANT:	SPS COMMERCE, INC.

By:

Title:

SPS Commerce, Inc.

2010 Equity Incentive Plan

Restricted Stock Award Agreement

Terms and Conditions

1.	Grant of Restricted Stock. The Company hereby grants to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of Shares of Restricted Stock specified on the cover page of this Agreement. Unless and until these Shares vest as provided in Section 4 below, they are subject to the restrictions provided for in Section 3 of this Agreement and are referred to as “Restricted Shares.”

2.	Issuance of Restricted Shares. Until the Restricted Shares vest as provided in Section 4, the Restricted Shares will be evidenced either by a book-entry in your name with the Company’s transfer agent or by one or more stock certificates issued in your name. Any such stock certificate(s) will be deposited with the Company or its designee and will bear the following legend:

“This Certificate and the shares of stock evidenced hereby are subject to the terms and conditions (including possible forfeiture and restrictions on transfer) contained in the Restricted Stock Award Agreement (the “Agreement”) between the registered owner of the shares evidenced hereby and the Company. Release from such terms and conditions shall be made only in accordance with the provisions of the Agreement, a copy of which is on file in the office of the Company’s Secretary.”

Any book-entry will be accompanied by a similar legend and shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable. Simultaneously with the execution and delivery of this Agreement, you shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Shares.

3.	Transfer Restrictions, Possible Forfeiture and Rights as Shareholder. Until the Restricted Shares vest as provided in Section 4, you are not entitled to sell, transfer, assign, pledge or otherwise encumber or dispose of the Restricted Shares, and the Restricted Shares remain subject to possible forfeiture as provided in Section 5. Except as otherwise provided in this Agreement, you are entitled at all times on and after the Grant Date specified on the cover page of this Agreement to all the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and the right to receive regular cash dividends thereon (subject to applicable tax withholding).

4.	Vesting of Restricted Shares.

(a) Scheduled Vesting. If you remain a Service Provider to the Company continuously from the Grant Date specified on the cover page of this Agreement, then the Restricted Shares will vest in the number(s) and on the date(s) specified in the Vesting Schedule on the cover page of this Agreement.

(b) Accelerated Vesting. Notwithstanding Section 4(a), the Restricted Shares will vest in full upon the occurrence of a Change in Control.

5.	Effect of Termination of Service. Except as otherwise provided in accordance with Section 4(b), if you cease to be a Service Provider to the Company prior to the Vesting Date(s) specified on the cover page of this Agreement, you will forfeit all unvested Restricted Shares.

6.	Delivery of Unrestricted Shares. After any Restricted Shares vest pursuant to Section 4, the Company shall, as soon as practicable, cause to be delivered to you, or to your designated beneficiary or estate in the event of your death, the applicable number of unrestricted Shares. Delivery of the unrestricted Shares shall be effected by the removal of restrictions on the book-entry in the stock register maintained by the Company’s transfer agent with a corresponding notice provided to you, by the electronic delivery of the Shares to a brokerage account you designate, or by delivery to you of a stock certificate without restrictive legend.

7.	Tax Consequences. You acknowledge that unless you make a proper and timely Section 83(b) election as further described below, then at the time the Restricted Shares vest, you will be obligated to recognize ordinary income in an amount equal to the Fair Market Value as of the date of vesting of the Restricted Shares then vesting. You will be responsible for all tax obligations that arise as a result of the vesting of Restricted Shares. You understand that, with respect to the grant of this Restricted Stock Award, you may file an election with the Internal Revenue Service, within 30 days of the date of grant, electing pursuant to Section 83(b) of the Internal Revenue Code to be taxed currently on the Fair Market Value of the Restricted Shares as of the Grant Date. You acknowledge that it is your sole responsibility to timely file an election under Section 83(b) of the Code. If you make such an election, you must promptly provide the Company with a copy.

8.	Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and you.

9.	Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Minnesota (without regard to its conflicts or choice of law principles).

10.	Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

11.	Continued Service. Neither this Agreement nor the Award gives you a right to continued Service with the Company, nor interfere in any way with the right of the Company to terminate such Service.

By signing the cover page of this Agreement, you agree to all the terms and conditions described above and in the Plan document.

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